Exhibit 4.6
                                                                     -----------
                               Amendment Number 6
                                       to
                        PCS U.S. Employees' Savings Plan

         WHEREAS, PCS Administration (USA), Inc. (the "Sponsor") maintains the PCS U.S. Employees' Savings Plan (the "Plan"), a qualified defined contribution plan pursuant to section 401(a) of the Internal Revenue Code of 1986; and

         WHEREAS, the Sponsor desires to amend the Plan to suspend employer matching contributions under the Plan and to include Actual Deferral Percentage ("ADP") testing provisions in the Plan document; and

         WHEREAS, pursuant to Section 12.3 of the Plan, the Sponsor may amend the Plan at any time, and has authorized its officers to execute this amendment to the Plan;

         NOW THEREFORE, BE IT RESOLVED, that effective August 1, 2003 the Plan is amended as follows:

1. Section 1.1 of the Plan is hereby amended by adding the following as the last paragraph of that section:

         "Effective August 1, 2003, the Plan is no longer intended to meet the safe harbor discrimination testing rules of Code sections 401(k)(12) and 401(m)(11)."

2. Section 3.5 of the Plan is hereby amended by adding a new subsection (c) to that Section immediately following subsection (b), to read as follows:

         "(c) Effective August 1, 2003 and for Plan Years beginning thereafter, the notice provided for in this section shall no longer be required to be provided."

3. Section 4.1 of the Plan is hereby amended by adding a new subsection (c) to that Section immediately following subsection (b), to read as follows:

         "(c) Effective August 1, 2003, the Matching Limit shall be reduced from five percent of the Participant's Compensation to zero percent of the Participant's Compensation, and no further contributions shall be permitted to a Participant's Matched Before-Tax Contributions Account or to a Participant's Matched After-Tax Contributions Account.

         All deferral elections made by a Participant under Section 4.1(a) and in effect on July 31, 2003 shall be recharacterized as an election to make Unmatched Before-Tax Contributions under Section 4.2(a), and beginning August 1, 2003 such amounts shall be contributed to the Participant's Unmatched Before-Tax Contributions Account. All deferral elections made by a Participant under Section 4.1(b) and in effect on July 31, 2003 shall be recharacterized as an election to make Unmatched After-Tax Contributions under Section 4.2(b), and beginning August 1, 2003 such amounts shall be contributed to the Participant's Unmatched After-Tax Contributions Account. A Participant may change or suspend his or her recharacterized contributions in accordance with the provisions of Section 4.4 and Committee rules."

4. Effective August 1, 2003, the Plan shall be amended by deleting the provisions of Section 4.5 of the Plan. Section 4.5 of the Plan shall be reserved for future use, as follows:

         "4.5  [Reserved]."

5. Effective August 1, 2003, the Plan shall be amended by adding a new Section 4.7A immediately following Section 4.7, such new section to read as follows:

         "4.7A  Discrimination Limits on Before-Tax Contributions

         (a) In General. For 2003, and prior to the beginning of each subsequent Plan Year, and at any other time during the Plan Year that the Committee may deem appropriate, the following test shall be made to prevent the Before-Tax Contributions under the Plan from becoming discriminatory. In accordance with the provisions of section 401(k)(3) of the Code and Treasury Regulation section 1.401(k)-1(b), the Committee shall gather Before-Tax Contribution elections and shall determine whether the average deferral percentage for the group of Eligible Employees who are Highly Compensated Employees exceeds that of all other Employees by more than (1) 1.25 times, or (2) 2 times, up to a maximum difference of 2 percent, whichever results in the greater percentage.

         Since this section applies Code section 401(k)(3) using the current year testing method, it may not be aggregated under Treasury Regulations with a plan that uses the prior year testing method for the same testing year.

         (b) Highly Compensated Employee. For purposes of subsection (a), an Employee will be considered to be a "Highly Compensated Employee" in the current Plan Year if he or she--

                (1) is a 5 percent Owner (as defined in Code section 416(i)(1)) at any time in the current or preceding Plan Year; or

                (2) for the preceding Plan Year, had Compensation from the Employer and Affiliates in excess of $90,000 (as adjusted for changes in the cost of living).

         A former Employee will be treated as a highly compensated Employee if he was a highly compensated Employee at separation from service, or if he was a highly compensated Employee at any time after he attained age 55.

         (c) Average Deferral Percentage. The "average deferral percentage" for each group of Employees for a Plan Year shall be the average of the percentages (after any adjustments required under section 4.7), calculated separately for each Employee in such group, of Compensation each Employee elected to have contributed to the Plan (and any other "qualified cash or deferred arrangement" as defined in Code section 401(k)(2) sponsored by the Company or an Affiliate in which such Employee is eligible to participate) as a Before-Tax Contribution for the Plan Year, treating a failure to elect any such percentage as a zero.

         Any excess contributions for such Plan Year (and any income allocable thereto) shall be distributed to the Employees by the close of the Plan Year immediately following the Plan Year being tested. For this purpose, "excess contributions' shall mean the excess of the aggregate amount of deferrals actually made to the Plan on behalf of Highly Compensated Employees for such Plan Year, over the maximum amount of such contributions permitted under subsection (a) (determined by reducing contributions made on behalf of Highly Compensated Employees in order of the actual deferral percentages beginning with the highest of such percentages.)" Excess contributions shall be allocated to the Highly Compensated Employee with the largest amounts of employer contributions taken into account in calculating the non-discrimination test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the Excess Contributions have been allocated.

         (d) Reductions During Plan Year. If the Committee determines before the end of a Plan Year that the limitation of subsection (a) might not be satisfied, the Committee may reduce the future Before-Tax Contributions of the Highly Compensated Participants such that the amount of a Highly Compensated Participant's future Before-Tax Contributions does not exceed such contributions of any other Highly Compensated Participant, or to the extent permitted by law, in such other manner as the Committee may decide.

         (e) Nonelective Employer Contributions. If the Committee determines that the limitation of subsection (a) has been or may be exceeded, to the extent permitted by regulations of the Internal Revenue Service, the Employer may make a contribution on behalf of Non-Highly Compensated Employees to satisfy the limitation of subsection (a). Such contribution shall be fully and immediately vested and may not be withdrawn pursuant to section 7.2 or 7.3 (relating to in-service withdrawals)."

         IN WITNESS WHEREOF, the Sponsor has caused this instrument to be executed on its behalf by its duly authorized officer as of the 30th day of June, 2003.

                                                 PCS ADMINISTRATION (USA), INC.



                                                 By /s/ Barbara Jane Irwin
                                                    ---------------------------
                                                    Barbara Jane Irwin
                                                    Sr. VP of Administration